CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2025, relating to the financial statements and financial highlights of THOR Equal Weight Low Volatility ETF (formerly, THOR Low Volatility ETF) and THOR Index Rotation ETF, each a series of THOR Financial Technologies Trust, which are included in Form N-CSR for the year or period ended August 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

December 22, 2025